Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 2003, except for the matters discussed in Note 10, as to which the date is March 5, 2003, relating to the consolidated financial statements, which appear in the 2002 Annual Report to Shareholders of Advent Software,  Inc., which is incorporated by reference in Advent  Software,  Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the incorporation by reference of our report dated January 17, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

May 13, 2003